Exhibit 99.2

FOR IMMEDIATE RELEASE

CHINATEL PURCHASES 49 PERCENT OF CHINACOMM

IRVINE, CA – March 9, 2009 – ChinaTel Group, Inc. (ChinaTel) (OTCBB:CHTL), a leading telecommunications engineering and construction services provider in the USA, Asia and Latin America, announced today that it has acquired ownership of 49 percent of Chinacomm Limited, through an Asset Purchase Agreement between ChinaTel and Trussnet Capital Partners (HK) Ltd. This acquisition will dramatically strengthen current alliances between ChinaTel and wireless technology provider CECT-ChinaComm Communications Co., Ltd., (ChinaComm), and further the long-term strategic business interests of both companies.

Such 49 percent ownership corresponds to 2,450,000,000 ordinary shares of Chinacomm Limited for which the consideration is USD$196 million, pursuant to the terms of the Asset Purchase Agreement dated March 9, 2009.

Currently, ChinaComm is the fourth largest telecommunications company in the People’s Republic of China and owns the qualification and operating license for Service Provider/Internet Data Center business in China.  ChinaComm was granted the authorization to operate 3.5GHz fixed wireless broadband Internet access in 29 cities in China.

 “This transaction represents an important opportunity for ChinaTel, ChinaComm and the Chinese people,” says Colin Tay, President of ChinaTel Group, “And it should make continued deployment of the wireless broadband network across China even smoother and more successful.”

About China Tel Group, Inc.
China Tel Group, Inc. (ChinaTel), through its controlled subsidiaries, provides telecommunications infrastructure engineering and construction services worldwide including the USA, China, Argentina and Peru.  ChinaTel’s subsidiaries have entered into a series of agreements to build and deploy a 3.5GHz wireless broadband system in up to 29 cities across the People’s Republic of China (PRC) with and for CECT-Chinacomm Communications Co., Ltd., a PRC company that holds a license to build the high speed wireless broadband system. For more information, please visit www.chinatelgroup.com.

About CECT-Chinacomm Communications Co., Ltd.
CECT-Chinacomm Communications Co., Ltd. (ChinaComm) was established in January 2003. With headquarters in Beijing, ChinaComm has already set up branch offices covering key cities in China, including Qingdao, Wuhan, Xiamen, Nanjing, Chongqing, Shenzhen, and Shanghai. ChinaComm provides telecommunication services such as system integration, technology development, technical services, information consulting, equipment production and sales, and country-wide Internet café business. Under the partnership with ChinaTel in 2008, ChinaComm began the deployment of high speed wireless fixed broadband Internet infrastructure in the first tier cities of Beijing, Shanghai, Shenzhen, Guangzhou and Nanjing. In the short term, ChinaComm will focus on developing the consumer and enterprise markets on wireless access and applications in Beijing, Shanghai, and Shenzhen. Mid-term, ChinaComm will complete the entire wireless Internet broadband access infrastructure throughout the 29 cities across the PRC and intends to develop at least 1,000 enterprise customers. Longer term, ChinaComm aims to become the largest professional wireless broadband Internet access and application company in the PRC.

Contact Information:
ChinaTel Group Investor Relations
Tel: 877-260-9170
Email: investors@chinatelgroup.com